Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

ROPER TECHNOLOGIES, INC.

AMENDED AND RESTATED THROUGH JUNE 13, 2023

1 The name of the corporation is:

ROPER TECHNOLOGIES, INC.

2 The address of the corporation’s registered office in the State of Delaware is 251 Little Falls Drive in the City of Wilmington, County of New Castle, 19808, and the name of the registered agent thereat is The Prentice-Hall Corporation System, Inc.

3 The nature of the business of the corporation and the purposes to be conducted or promoted by it are as follows:

(a) To design, manufacture, purchase, lease, distribute, install, repair, service, sell, import, export and otherwise deal in or with any and all kinds of positive displacement rotary and centrifugal pumps and industrial machinery, and all related supplies, components, equipment and products;

(b) To acquire all or any part of the stock or other securities, goodwill, rights, property or assets of any kind and to undertake or assume all or any part of the obligations or liabilities of any corporation, association, partnership, syndicate, entity, or person located in or organized under the laws of any state, territory or possession of the United States of America or any foreign country, and to pay for the same in cash, stock, bonds, debentures, notes, or other securities, secured or unsecured, of this or any other corporation or otherwise in any manner permitted by law, and to conduct in any lawful manner all or any part of any business so acquired; and

(c) To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

In addition to the general powers conferred by the laws of the State of Delaware and the purposes hereinbefore set forth, the corporation shall also have the following powers:

(d) To issue any of the shares of its capital stock of any class or series thereof now or hereafter authorized for such consideration as may be permitted by law and upon such terms and conditions as the Board of Directors may deem proper in its absolute discretion, and the stock so issued shall be fully paid and not liable to any further call or payment thereof; in the absence of actual fraud in the transaction, the judgment of the Board of Directors as to the value of the property or other consideration received for the shares of capital stock shall be conclusive; and

(e) To borrow money, make, issue and sell, pledge, or otherwise dispose of checks, drafts, bills of exchange, documents of title, bonds, debentures, notes and other evidence of indebtedness of all kinds, whether unsecured or secured by mortgage, pledge or otherwise of any or all of the assets of the corporation, and without limit as to amount; and generally to mortgage, pledge or sell any stock or other securities or other property held by it, all on such terms and conditions as the Board of Directors.

4 A. The total number of shares of stock which the corporation shall have authority to issue is three hundred and fifty-one million (351,000,000) shares, divided into two (2) classes as follows:

(i) three hundred and fifty million (350,000,000) shares, each to be of the par value of one cent ($0.01), and to be designated as Common Stock; and

(ii) one million (1,000,000) shares, each to be of the par value of one cent ($0.01), and to be designated as Preferred Stock.

B. Each outstanding share of Common Stock shall entitle the holder thereof to one (1) vote on each matter properly submitted to the stockholders of the corporation for their vote, waiver, release or other action.

C. Authority is hereby granted to the Board of Directors of the corporation to adopt, from time to time, a resolution or resolutions providing for the issuance of shares of Preferred Stock in one or more series; and the Board of Directors is hereby expressly granted and vested with the authority to determine and to fix with respect to each series of Preferred Stock any or all of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of such Preferred Stock, including, but not limited to, the determination of the following: (i) the distinctive designation of such series of Preferred Stock and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by the Board of Directors; (ii) the rate of dividends, if any, payable on the shares of such series of Preferred Stock, the conditions upon which and the dates when such dividends shall be payable, whether such dividends shall be cumulative (and, if so, from which date or dates), and whether payable in preference to dividends payable on any other class or classes of stock or on any other series of Preferred Stock; (iii) whether or not the shares or such series of Preferred Stock shall have voting powers, and, if voting powers are granted, the extent of such voting powers; (iv) whether or not the shares of such series of Preferred Stock shall be redeemable and, if so, the terms and conditions of such redemption, including, but not limited to, the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (v) whether or not the shares of such series of Preferred Stock shall be entitled to the benefit of a retirement fund or sinking fund, and, if so, the terms and conditions of such fund; (vi) whether or not the shares of such series of Preferred Stock shall be convertible into or exchangeable for shares of any other class or classes of stock of the corporation or of any other series of Preferred Stock and, if made so convertible or exchangeable, the time or times, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, it any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange; (vii) the rights of the holders of the shares of such series of Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding-up, or merger, consolidation or distribution or sales of assets of the corporation; (viii) the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by the corporation of the Roper Industries, Inc. Common Stock or of any other class of stock or other series of Preferred Stock of the corporation ranking junior to the shares of such series of Preferred Stock as to dividends or on liquidation; (ix) the conditions and restrictions, if any, on the creation of indebtedness of the corporation or any subsidiary or on the authorization or issue of any additional stock of the corporation ranking on a parity with or prior to the shares of such series of Preferred Stock as to dividends or on liquidation; and, (x) any other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof.

D. Subject to the foregoing, the authorized shares of stock of any class of the corporation may be issued by the corporation from time to time and for such consideration, not less than the par value thereof, and upon such terms as may be fixed from time to time by the Board of Directors, and any and all shares so issued, the full consideration for which shall have been paid or delivered, shall be deemed fully-paid and non-assessable stock and shall not be liable to any further call or assessment thereon.

E. The holders of stock, as such, of any class of the corporation shall have no preemptive or preferential right to purchase or subscribe for any part of the unissued capital stock of the corporation of any class or for any new issue of stock of any class, whether now or hereafter authorized or issued, or to purchase or subscribe for any bonds or other obligations, whether or not convertible into stock of any class of the corporation, now or hereafter authorized or issued other than such, if any, as the Board of Directors of the corporation from time to time may fix pursuant to the authority hereby conferred by the Certificate of Incorporation of the corporation; and the Board of Directors may issue stock of the corporation, or securities or obligations convertible into stock, without offering such issue of stock or such securities or obligations, either in whole or in part, to the stockholders of the corporation.

F. Subject to any limitations contained in the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of Common Stock shall be entitled to receive, when and as declared by the Board of Directors out of the assets of the corporation which are by law available therefor, dividends payable in cash, in property or in shares of Common Stock. No dividends, other than dividends payable only in shares of Common Stock of the corporation, shall be paid on Common Stock if cash dividends in full to which all outstanding shares of Preferred Stock of all series shall then be entitled for the then current dividend period and (where such dividends are cumulative) for all past dividend periods shall not have been paid or declared and set apart in full.

G. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the corporation, the holders of Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the corporation and of the amounts to which the holders of the Preferred Stock shall be entitled, to share ratably in the remaining net assets of the corporation. Neither a consolidation nor a merger of the corporation with or into any other corporation; nor a merger of any other corporation with or into the corporation; nor a reorganization of the corporation; nor the purchase or redemption of all or part of the outstanding shares of stock of any class or classes of the corporation; nor the sale or transfer of the property and business of the corporation as, or substantially as, an entity shall be considered a liquidation, dissolution or winding-up of the corporation for purposes of the preceding sentence.

5 The Board of Directors shall have the power (i) to make, alter or amend the By-laws, subject only to such limitations, if any, as the By-laws of the corporation may from time to time impose; (ii) from time to time to fix and determine and to vary the amount to be reserved as working capital of the corporation, and, before the payment of any dividends or making any distribution or profits, to set aside out of the surplus or net profits of the corporation such sum or sums as the Board may from time to time in its absolute discretion think proper either as additional working capital or as a reserve fund to meet contingencies, or for the repairing or maintaining of any property of the corporation, or for such other corporate purposes as the Board of Directors shall think conducive to the interests of the corporation, subject only to such limitations, if any, as the By-laws of the corporation may from time to time impose; (iii) from time to time, to the extent now or hereafter permitted by the laws of Delaware, to sell, lease, exchange or otherwise dispose of any part of the property and assets of the corporation which the Board of Directors deems it expedient and for the best interests of the corporation to dispose of, or disadvantageous to continue to own, without assent of the stockholders by vote or otherwise; (iv) to issue or cause to be issued from time to time all or any part of the authorized capital stock of the corporation on such terms and for such consideration as the Board of Directors may determine in its discretion without obtaining the approval of the holders of any of the then outstanding capital stock; (v) pursuant to the affirmative vote of the holders of a majority of the shares of stock issued and outstanding having voting power given at a stockholders’ meeting duly called for that purpose, to sell, lease, exchange, or otherwise dispose of all or substantially all of the property and assets of the corporation, including its goodwill and its corporate franchises, upon such terms and conditions as the Board of Directors deems expedient and for the best interest of the corporation; (vi) from time to time to authorize the corporation to borrow money or to pledge the credit of the corporation by guaranty or otherwise, and to issue, sell, pledge, or otherwise deliver or dispose of stock of this or any other corporation, bonds, debentures, notes or other evidences of indebtedness, whether unsecured or secured by mortgage, pledge or other lien of any or all of the assets of the corporation, all on such terms and conditions as the Board of Directors may determine or authorize in its discretion without obtaining the approval of any of the holders of any of the then outstanding capital stock of the corporation and; (vii) to exercise any and all other powers conferred by law or by this certificate or which may be conferred upon the Board of Directors by the corporation through appropriate Bylaw provisions or otherwise.

6 The Board of Directors, by resolution or resolutions duly adopted by it, may designate one or more committees, each committee to consist of one or more directors of the corporation, which, to the extent provided in the resolution or resolutions or in the By-laws of the corporation, but subject to any limitations specifically imposed by the laws of Delaware, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers which may require it.

7 No contract, act or transaction of the corporation with any person, firm or corporation shall be affected or invalidated by reason of the fact that any director or officer of the corporation is a party to or is interested in such contract, act or transaction, or in any way connected with such person, firm or corporation, provided that such interest or connection shall have been disclosed or known to the corporation. Any director of the corporation having any such interest or connection may, nevertheless, be counted in determining the existence of a quorum at any meeting of the Board of Directors or a committee which shall authorize any such contract, act or transaction and may vote thereon with full force and effect. No such officer or director nor any such person, firm or corporation in or with which such director or officer is connected shall be liable to account to the corporation for any profit realized from or through any such contract, act or transaction.

8 (i) Except as otherwise provided in this Certificate of Incorporation or the General Corporation Law of the State of Delaware, the business and affairs of the corporation shall be managed by or under the direction of a Board of Directors consisting of such number of members as may be fixed, subject to the rights of the holders of any series of preferred stock then outstanding, from time to time, by the affirmative vote of the majority of the members of the Board of Directors of the corporation, but not less than the minimum number authorized by the State of Delaware.

(ii) Subject to the rights of the holders of any series of preferred stock then outstanding:

a.

Until the election of directors at the 2016 Annual Meeting of Stockholders, the Board of Directors shall be divided into three classes of directors, as nearly equal in number as possible. Subject to Sections (ii)(b)-(d) and (iii)-(iv) of this Article 8, each class of directors shall be elected for a three-year term and the terms of each class shall be staggered so that only one class of directors will be elected at each annual meeting of stockholders.

b.

Each director serving as a director immediately following the 2013 Annual Meeting of Stockholders, or elected or appointed thereafter, shall hold office until the term for which they were elected or appointed expires and their successor is duly elected and qualified, or until their earlier death, resignation or removal from office.

c.

At each annual meeting of stockholders commencing with the 2014 Annual Meeting of Stockholders, successors to the class of directors whose terms expire at that annual meeting of stockholders shall be elected for a one-year term.

d.

From and after the election of directors at the 2016 Annual Meeting of Stockholders, the Board of Directors shall cease to be classified and all directors shall be elected for one-year terms expiring at the next annual meeting of stockholders.

(iii) Subject to the rights of the holders of any series of preferred stock then outstanding:

a.

Until the 2016 Annual Meeting of Stockholders, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the shares of the corporation entitled to vote for the election of directors. For purposes of this Article 8, cause for removal shall be construed to exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction or has been adjudged by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his duty to the corporation in a matter of substantial importance to the corporation.

b.

From and after the 2016 Annual Meeting of Stockholders, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, only by the affirmative vote of the holders of at least a majority of the voting power of all of the shares of the corporation entitled to vote for the election of directors.

(iv) Subject to the rights of the holders of any series of preferred stock then outstanding:

a.

Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office.

b.

Until the election of directors at the 2016 Annual Meeting of Stockholders, each director chosen to fill a vacancy in the Board of Directors shall receive the classification of the vacant directorship to which he or she has been appointed or, if it is a newly created directorship, shall receive the classification that at least a majority of the directors then in office designate and shall hold office until the first meeting of stockholders held after his or her appointment for the purpose of electing directors of that classification, and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal from office.

c.

From and after the 2016 Annual Meeting of Stockholders, each director chosen to fill a vacancy in the Board of Directors shall hold office until the first meeting of stockholders held after his or her appointment for the purpose of electing directors and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal from office.

9 The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation or any amendment thereto in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred on the stockholders hereunder are granted subject to that reservation.

10 The duration of the corporation shall be perpetual.

11 No director or officer of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) with respect to directors, under Section 174 of the Delaware General Corporation Law as the same exists or hereafter may be amended, (iv) for any transaction from which the director or officer derived an improper personal benefit, or (v) with respect to officers, in any action by or in the right of the corporation. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors or officers, then, in addition to the limitation on personal liability provided herein, the liability of a director or officer of the corporation shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation existing at the time of such repeal or modification. For purposes of this Article Eleventh, “officer” shall have the meaning provided in Section 102(b)(7) of the Delaware General Corporation Law as the same exists or hereafter may be amended.

12 No action required to be taken or which may be taken at any annual or special meeting of stockholders of the corporation may be taken without a meeting, and the power of stockholders of the corporation to take any such action by means of a consent or consents in writing, without a meeting, is specifically denied.

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